Exhibit 99.1

Chelsea Therapeutics Reports Topline Results From Phase II Trial of Droxidopa in Fibromyalgia

CHARLOTTE, N.C., Dec. 22, 2011 — Chelsea Therapeutics International, Ltd. (Nasdaq:CHTP) announced results of a Phase II dose-finding study designed to evaluate the safety and determine the potential therapeutic dose range of droxidopa, alone or in combination with carbidopa, that might be effective for the treatment of fibromyalgia.

Topline results of the study indicate a dose response with the highest dose of droxidopa, 600 mg TID, demonstrating a 6.2-point average improvement from a baseline score of 23.00 on the Short Form McGill Questionnaire (SF-MPQ) at the end of the nine-week treatment period, the study’s primary endpoint. This reflects a 3.2 unit improvement over placebo on the SF-MPQ total pain score.

Although the study was not designed to demonstrate statistical significance given the limited number of patients per arm, results of the study show a mean change in pain as measured by the visual analog scale (VAS) of -1.64 for patients treated with droxidopa monotherapy compared to a mean change of -0.90 for placebo. Assessment using the Fibromyalgia Index Questionnaire (FIQ) showed patients treated with droxidopa monotherapy demonstrated a mean change from baseline of -9.72 compared to -4.74 reported by patients in the placebo arm. Interestingly, administration of droxidopa as a monotherapy proved more effective than droxidopa/carbidopa combination therapy in this study.

While overall discontinuations in the study were consistent with the relatively high dropout rates observed in fibromyalgia studies, there were fewer discontinuations in the monotherapy arm (29.2%) compared to placebo (46.7%). No serious adverse events were observed with either droxidopa monotherapy or combination treatment with carbidopa.

“Since norepinephrine is a key neurotransmitter involved with the modulation of chronic pain, we were not surprised to see evidence of droxidopa’s therapeutic benefit in treating patients with fibromyalgia,” stated Dr. Art Hewitt, Chelsea’s Chief Scientific Officer. “As we continue to evaluate potential indications for droxidopa such as fibromyalgia and adult attention deficit disorder, trials like this provide insight into how to optimize dosing for more robust future clinical evaluations. Given the broad biologic activity of norepinephrine, we continue to believe there are wide-ranging therapeutic applications for a first-in-class oral prodrug of norepinephrine. We also continue to be encouraged by the remarkable safety profile of droxidopa which, even at its highest dose, again proved not to be associated with any serious or significant adverse events.”

The Phase II trial, conducted in the U.K., was a multi-center, randomized, double-blind, placebo-controlled, dose response, factorial 12-arm parallel group study evaluating 120 patients equally randomized to receive Droxidopa monotherapy, carbidopa monotherapy, Droxidopa/carbidopa combination therapy or placebo. Following the recommendation of an independent data monitoring committee, in July 2010 the trial was optimized to continue enrollment only in the following seven arms: placebo; 50mg carbidopa TID, 600mg droxidopa TID; 400/25mg, 200/50mg, 400/50mg or 600/50mg droxidopa/carbidopa TID.

The primary endpoint was the average reduction in pain as measured by the Short Form McGill Pain Questionnaire. Secondary outcomes of the study include Fibromyalgia Index Questionnaire (FIQ) and Visual Analog Scale (VAS).

About Droxidopa and Fibromyalgia

Fibromyalgia is a chronic and debilitating condition that is characterized by widespread pain and stiffness throughout the body, accompanied by severe fatigue, insomnia and mood symptoms. While the precise etiology of fibromyalgia remains unknown, current research has focused on the role of norepinephrine (NE) reuptake and availability in the central nervous system. NE, a widely used neurotransmitter in the central and peripheral nervous systems has long been linked to both chronic pain and depression. Droxidopa, a synthetic amino acid, is converted by the body into norepinephrine and, as a prodrug of NE, provides replacement therapy for NE deficiency. While NE, as a catecholamine does not penetrate the blood-brain barrier, droxidopa, as a neutral amino acid, is able to do so thus providing both a peripheral and central affect on circulating NE levels.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, NORTHERA(TM) (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, our need to raise additional operating capital in the future, our history of losses, competition, market acceptance for our products if any are approved for marketing, and reliance on key personnel including specifically Dr. Pedder.

Investors:	Media:
Kathryn McNeil	Lauren Tortrete
Chelsea Therapeutics	Hill & Knowlton
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hillandknowlton.com